Exhibit 10.1

ACTINIUM PHARMACEUTICALS, INC.

SECOND AMENDMENT TO THE
AMENDED AND RESTATED 2013 STOCK PLAN

WHEREAS, Actinium Pharmaceuticals, Inc. (the “Company”) maintains the Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan, as amended (the “Plan”) to provide for certain equity incentive compensation awards to employees, directors and consultants of the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan to not permit repricing or the exchange of options granted under the Plan by the Board of Directors (the “Board”), or a committee of the Board, to a lower exercise price.

NOW, THEREFORE, the Company does hereby amend the Plan, effective December 15, 2015, as follows:

1.	Section 2(v) (Definitions) of the Plan is hereby amended to read in its entirety as follows:

“(v) Intentionally omitted.”

2.	Section 3 (Stock Subject to the Plan) of the Plan is hereby amended by revising the second sentence thereof to read in its entirety as follows:

“If an award should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.”

3.	Section 4(c)(viii) (Powers of the Administrator) of the Plan is hereby amended to read in its entirety as follows:

“(viii) Intentionally omitted.”

4.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed as of the effective date set forth above by its duly authorized officer.

ACTINIUM PHARMACEUTICALS, INC.

/s/ Kaushik J. Dave
Name:	Kaushik J. Dave
Title:	Chief Executive Officer